Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Provides Operational Update and Announces Initial Shareholder Conference Call

PHILADELPHIA, August 21, 2009 – FS Investment Corporation, a business development company focused on investing in the debt securities of private U.S. companies, provides an update regarding its second quarter of operations and capital raising to date. FS Investment Corporation will hold its initial shareholder update conference call at 1:30 PM EDT on August 27, 2009, to discuss its results.

Year-to-Date Highlights

•	Raised $44.9 million through August 1, 2009

•	As of August 14, 2009, constructed portfolio of thirty-five performing positions in senior secured loans and second lien secured loans

•	Weighted average purchase price: 73.9% of par

•	Estimated gross annual portfolio yield: 15.4%

•	Weighted average credit rating: B3

•	Generated realized gains through principal repayments and open-market sales of $359,000 through June 30, 2009 against realized losses of $0

•	Generated net unrealized appreciation of $2,172,000 through June 30, 2009

•	Paid out second cash distribution on June 30, 2009 (7.5% annualized yield based on $10.00 offering price)

•	Paid out stock distributions to existing investors totaling 15.6% through July 2009

Michael C. Forman, FS Investment Corporation’s Chairman and Chief Executive Officer, commented, “We are pleased to provide an update to our shareholders on our progress to date. Since March 2009, the secondary market pricing of our senior secured and second lien secured loans has improved significantly amid strong technical underpinnings (including declines in loans outstanding due to repayments and refinancing activity) in the market and the emergence of signs of stability within the global financial system. As a result, our portfolio has generated over $2.5 million in unrealized appreciation and realized gains through June 30, 2009. As a result of the unrealized appreciation in our portfolio, we paid out five consecutive stock distributions, totaling 15.6%, between March and July.”

“Drawing upon the expertise of our sub-adviser, GSO/Blackstone Debt Funds Management, we grew our portfolio to 35 positions, in senior secured and second lien secured loans, all of which continue to perform despite the current weak economic environment. Our portfolio consists of loans to well-recognized companies such as TXU Corp, First Data, DTN, Inc. and 1-800 Contacts. We will continue to draw upon GSO/Blackstone’s deep loan market experience in order to maintain a portfolio designed to deliver strong performance in a range of economic environments. As our views on economic conditions improve, this may include taking opportunistic positions in mezzanine debt and other junior capital positions, which tend to outperform other types of debt in a more stable, growing economy.”

“Overall, the outlook for our investment portfolio remains positive. While prices have increased over the quarter, we believe loans as an investment class remain attractively priced by historical standards. Further, with a portfolio of 100% variable interest rate investments, we feel that our shareholders are well positioned for a rising interest rate environment – which may negatively impact fixed rate investment values. We look forward to continuing to employ our defensive investment approach, focused on long-term credit performance and principal protection, to continue to deliver strong results for our investors.”

Investor Update Call

FS Investment Corporation will hold its initial investor update call on Thursday, August 27, 2009, at 1:30 PM EDT. In order to participate, please dial (888) 669-0687 at least 10 minutes prior to the beginning of the conference call and enter 2016040475 as your passcode. A live webcast will be available, as well as a subsequent archive of the call for replay. Links for these can be found under the “Investor Relations” section of the FS Investment Corporation website (http://www.fsinvestmentcorp.com/), and will be available for a period of 30 days following the call.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation

FS Investment Corporation (“FSIC”) is a publicly registered, non-traded business development company (“BDC”). A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC, an affiliate of Philadelphia-based private equity firm FB Capital Partners, LP, and is sub-advised by GSO/Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $23 billion in assets under management, is the global credit platform of The Blackstone Group L.P. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners

Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for retail investors, among others. Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers. Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts. Franklin Square distributes its sponsored financial products to the broker dealer community through its affiliated Orlando, FL-based wholesaling broker dealer, FS2 Capital Partners. For more information, please visit www.franklinsquare.com.